Exhibit 10.2

FORM OF PERFORMANCE STOCK UNIT AWARD AGREEMENT

PURSUANT TO THE

PACER INTERNATIONAL, INC. 2012 OMNIBUS INCENTIVE PLAN

(employee - two performance metrics version)

This PERFORMANCE STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made and entered into as of the      day of             , 201     by and between Pacer International, Inc. (the “Company”), a Tennessee corporation, and                      (the “Grantee”).

Background Information

The Board of Directors (the “Board”) and the Compensation Committee of the Board have adopted the Pacer International, Inc. 2012 Omnibus Incentive Plan (the “Plan”), and the shareholders of the Company have approved the Plan.

On                     , the Compensation Committee of the Board approved the grant of a performance stock unit award to the Grantee on the Date of Grant established below, subject to the terms of the Plan. The Grantee desires to accept this Performance Stock Unit Award and agrees to be bound by the terms and conditions of the Plan and this Agreement.

Accordingly, upon and subject to the Additional Terms and Conditions attached hereto and incorporated herein by reference as part of this Agreement (the “Additional Terms and Conditions”), the Company hereby grants to the Grantee as of the Date of Grant referred to below the Performance Stock Unit Award described below in consideration of the Grantee’s continued services to the Company.

This Performance Stock Unit Award represents the conditional right to receive a number of shares of the Company’s common stock, par value $0.01 per share (a “Share”) determined by reference to (i) the number of Performance Stock Units (“Performance Stock Units” or “PSUs”) set forth below for a Performance Period and (ii) the percentage of achievement of performance goals for that Performance Period and the other vesting criteria as provided in the Vesting Schedule described below. Capitalized terms used herein and not defined herein have the meaning ascribed to them in the Plan.

This Award [is/is not] intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and shall be interpreted accordingly.

A.	Date of Grant:

B.	Performance Stock Units:

Target PSU for Period One:              [— % of total award]

Target PSU for Period Two:              [— % of total award]

Target PSU for Period Three:              [— % of total award]

C.	Vesting Schedule: -percent ( %) of the Target PSUs listed above for each Performance Period shall be eligible to vest based on Achievement of Operating Income Performance Targets and the other percent ( %) shall be eligible to vest based on achievement of Operating Margin Performance Targets. The determination of which Performance Stock Units shall be eligible for vesting and the determination of how many Shares shall be delivered therefor shall be made by the Compensation Committee according to the Vesting Schedule attached as Schedule 1 hereto (the “Vesting Schedule”), which is an integral part of this Agreement. Performance Stock Units which have not vested will be forfeited.

D.	Delivery of Shares: Shares will be delivered according to Section 4 or 5 of the Vesting Schedule.

By their signatures below, the Grantee and the Company agree that the Performance Stock Units are granted under and governed by the terms and conditions of the Plan and this Agreement. The Grantee has reviewed in their entirety this Agreement and the prospectus that summarizes the terms of the Plan, has had an opportunity to request a copy of the Plan in accordance with the procedure described in the prospectus, has had an opportunity to obtain the advice of his or her counsel and tax advisors prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Agreement.

IN WITNESS WHEREOF, the Company and the Grantee have signed this Agreement as of the Date of Grant set forth above.

PACER INTERNATIONAL, INC.

By:

Name:
Title:	Vice President, Human Resources

GRANTEE:

Name:

Instructions to Grantee: Please sign and return this Agreement to Vice President, Human Resources within ten days after receipt.

Exhibit 10.2

ADDITIONAL TERMS AND CONDITIONS OF

PACER INTERNATIONAL, INC.

2012 OMNIBUS INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD

1. Forfeiture. The Grantee shall forfeit all of his or her rights to the Performance Stock Units unless they become vested in accordance with the Vesting Schedule.

2. Dividends and Voting Rights; Dividend Equivalents.

(a) No Rights as a Shareholder. Prior to the time the Grantee receives delivery of Shares under this Agreement, the Grantee will have no rights of a shareholder of the Company with respect to Performance Stock Units or any Shares which may be or have been earned for a completed Performance Period. Accordingly, the Grantee will not have the right to vote, will not receive or be entitled to receive cash or non-cash dividends, and will not have any other beneficial rights as a shareholder of the Company.

(b) Dividend Equivalents. At the time of vesting, the Grantee shall receive delivery of additional Shares equal to (i) the amount of aggregate dividends (without interest), if any, that the Grantee would have received if, for the period beginning on the Date of Grant of the Performance Stock Units, and ending on the date of vesting, the Grantee had owned all of the Shares delivered to the Grantee after vesting pursuant to the Vesting Schedule, divided by (ii) the Fair Market Value of a Share on the date of vesting; provided, however, that if the aggregate number of Shares delivered pursuant to this Agreement after taking into account the Shares delivered pursuant to this paragraph exceeds the Plan limitation on the number of Shares that may be made in any year, the number of Shares delivered pursuant to this paragraph shall be reduced so that the aggregate number of Shares delivered pursuant to this Agreement shall not exceed such limitation in the Plan. Any fractional share resulting shall be rounded down to the nearest whole share. No dividend equivalents shall be paid to the Grantee with respect to any Performance Stock Units that are forfeited by the Grantee.

3. Tax Consequences.

(a) As a condition of delivery of the Shares, the Grantee (or his or her personal representative) shall deliver to the Company, within five (5) days after the occurrence of the vesting event specified in the Vesting Schedule (or in the event of death, within thirty (30) days of the appointment of the personal representative unless the Company advises the personal representative that an earlier election is required) (a “Vesting Date”), either a certified check or other method of payment authorized by the Committee payable to the Company in the amount of all withholding tax obligations (whether federal, state, local or foreign income or social insurance tax), imposed on the Grantee and the Company by reason of the delivery of Shares, or a Withholding Election Form to be provided by the Company upon request by the Grantee (or personal representative). Except as otherwise provided in this Agreement, upon receipt of payment in full of all withholding tax obligations, the Company shall cause a certificate representing the Shares (which will be unrestricted), or if determined by the Company, such other evidence of the Share’s registration in book-entry form, to be issued and delivered to the Grantee.

(b) If no payment is received or if payment is not timely, the Grantee will be deemed to have elected to satisfy the tax obligation by reduction in Shares. The actual number of Shares delivered shall be reduced by the smallest number of whole Shares which, when multiplied by the Fair Market Value of a Share on the Vesting Date, is sufficient to satisfy the amount of the withholding tax obligations imposed on the Company by reason of the delivery of the Shares. Once made, the deemed election shall be irrevocable.

4. Governing Laws. This Agreement shall be construed, administered and enforced according to the laws of the State of Tennessee.

5. Successors. This Agreement shall be binding upon and inure to the benefit of the Company and the Grantee and their heirs, legal representatives, successors, and permitted assigns.

6. Notice. Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

7. Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

8. Entire Agreement. Subject to the terms and conditions of the Plan, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9. Headings. Section and paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

10. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

11. No Right to Continued Employment. Neither the establishment of the Plan nor the award of Performance Stock Units hereunder shall be construed as giving the Grantee the right to any continued employment, service or consulting relationship with the Company. Nothing in the Plan or this Agreement shall affect any right which the Company may have to terminate the employment of the Grantee regardless of the effect of such termination of employment on the rights of the Grantee under the Plan or this Agreement.

12. Section 409A. The Performance Stock Unit Award is intended, and shall be interpreted, to provide compensation that is exempt from IRS Code Section 409A under the short-term deferral rule and shall be interpreted in accordance with this intention. However, the Company does not warrant that the award will be exempt or comply with IRS Code Section 409A.

In no event shall the Company nor any director, officer, or employee of the Company nor any member of the Compensation Committee be liable for any additional tax, interest, or penalty incurred by a participant as a result of the failure of the Performance Stock Unit Award to satisfy the requirements of IRS Code Section 409A, or failure to satisfy any other requirements of applicable tax laws.

13. Amendment. The Administrator may at any time amend this Agreement, provided however that, no amendment shall impair the rights of the Grantee unless mutually agreed in writing signed by the Grantee and the Company.

SCHEDULE 1

PACER INTERNATIONAL, INC.

2012 OMNIBUS INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD

Vesting Schedule

1.	Definitions. The following terms used in this Vesting Schedule have the following meanings:

“Additional Vesting Condition” means the additional conditions in paragraph 3 below.

“Applicable Percentage” has the meaning set forth in paragraph 2 of this Vesting Schedule.

“Cause” means the occurrence or existence of any of the following events or circumstances:

(a)	the Grantee’s willful misconduct with respect to the business and affairs of the Company or any of its Subsidiaries;

(b)	the Grantee’s willful neglect of duties or the failure to follow the lawful directions of the Board or more senior officers of the Company or its Subsidiary to whom the Grantee reports, including the violation of any material policy of the Company or of any of its Subsidiaries that is applicable to the Grantee;

(c)	the Grantee’s material breach of any provision of his or her employment agreement or any other written agreement between the Grantee and the Company or any of its Subsidiaries and, if the breach is capable of being cured, the Grantee’s failure to cure that breach within thirty (30) days of receipt of written notice of such breach from the Company or any of its Subsidiaries;

(d)	the Grantee’s commission of a felony or any act of fraud or financial dishonesty with respect to the Company or any of its Subsidiaries; or

(e)	the Grantee’s conviction of a crime involving moral turpitude or fraud.

“Change in Control Consideration” means the per Share payment or consideration (whether stock, cash or other property) payable to the Company’s shareholders in connection with the Change in Control.

“Change in Control Vesting Date” means the earliest to occur of (1) the Final Vesting Date, (2) the 18-month anniversary of the Change in Control, (3) death or Disability of the Grantee following a Change in Control, (4) Termination of Employment by the Company (or its successor) without Cause following a Change in Control, or (5) Termination of Employment by the Grantee for Good Reason following a Change in Control.

“Early Payment Date” means a date between January 1 and March 15 of the year after the year of Termination of Employment.

“Final Payment Date” means a date between              and             .

“Final Vesting Date” means             .

“Good Reason” means the occurrence or existence of any of the following events or circumstances after a Change in Control, without the consent of the Grantee:

(a)	any reduction in the annual base salary (other than an across the board reduction applicable to similarly situated executives), material reduction in employee benefits or fringe benefits required to be provided to the Grantee under the Grantee’s employment agreement with the Company or its Subsidiary, provided that the Grantee notifies the Company, in writing, within 90 days of such reduction and, if such reduction is capable of being cured, the Company’s failure to cure the same within 30 days after the Company’s receipt of such written notice;

(b)	any material reduction in the Grantee’s position, title, duties, reporting responsibilities or authorities; provided that the Grantee notifies the Company, in writing, within 90 days of such material reduction and, if such material reduction is capable of being cured, the Company’s failure to cure the same within 30 days after the Company’s receipt of such written notice;

(c)	any material breach by the Company of its obligations to Grantee under any employment or other written agreement between the Company and Grantee, provided that the Grantee notifies the Company, in writing, within 90 days of such breach and, if such breach is capable of being cured, the Company’s failure to cure the same within 30 days after the Company’s receipt of written notice; or

(d)	the Company’s requirement that the Grantee relocates his or her principal office or place of employment with the Company or its Subsidiary to a location that is more than fifty (50) miles from the present location of the Grantee’s principal office.

“OI PSUs” means the portion of Target PSUs that are eligible to vest based on the Operating Income Performance Target.

“OM PSUs” means the portion of Target PSUs that are eligible to vest based on the Operating Margin Performance Target.

“Operating Income” means the Company’s income (loss) from operations as reported in its audited consolidated financial statements for the applicable Performance Period, adjusted to eliminate (but without duplication) the following items to the extent included in determining such income (loss) from operations for the Performance Period in question: (i) amounts related to the impairment or disposal of long-lived assets or the impairment of goodwill and other intangible assets; (ii) restructuring charges and expenses and amounts related to exit or disposal activities; (iii) extraordinary gains or losses on disposal of assets, business units or segments of the business of the Company outside the ordinary course of business or of a previously separate company acquired by the Company in a business combination within two years of the date of such combination; (iv) gains or losses that are the direct result of a major casualty or natural disaster; (v) gains or losses (or the amortization thereof) that are separately disclosed in such audited financial statements or the footnotes thereto and result from any newly-enacted law, regulation or judicial order; (vi) the net provision for litigation and other regulatory proceedings, (vii) with respect to the determination of Operating Income for Period Two and Period Three, the annual accounting expenses with respect to new equity-based awards granted to employees, officers and directors of the Company in each such Performance Period (it being understood that no adjustment to the Company’s income (loss) from operations as so reported with respect to any Performance Period is to be made for accounting expenses associated with equity-based awards granted to employees, officers and directors of the Company in          [insert years prior to the date of grant]), (viii) the cumulative effect of a change in accounting principles or the adoption of a new accounting principle; and (ix) amounts with respect to any other items that are unusual in nature or infrequent in occurrence and are separately disclosed in the Company’s audited financial statements or the footnotes thereto; provided, however, that (1) no adjustment pursuant to the foregoing clauses (i) through (ix) shall be made unless the adjustment under the applicable clause changes income (loss) from operations as so reported by at least 0.5% and (2) subject to the foregoing clause (1), for purposes of calculating Operating Income under this Vesting Schedule, the Company’s income (loss) from operations as reported in its audited consolidated financial statements will only be adjusted for items specified in clauses (i) through (ix) above if the net effect of such items, in the aggregate, changes income (loss) from operations as reported by at least 5%. The above adjustments to income (loss) from operations as so reported shall be computed in accordance with GAAP.

“Operating Income Performance Target” means the Company’s achievement of Operating Income equal to the following amount, (i) with respect to Period One, $        , (ii) with respect to Period Two,         , and (iii) with respect to Period Three,         .

“Operating Margin” means the ratio calculated by dividing (i) Operating Income for the applicable Performance Period by (ii) the Company’s revenues as reported in its audited consolidated financial statements for the applicable Performance Period.

“Operating Margin Performance Target” means the Company’s achievement of          Operating Margin is equal to (i) with respect to Period One,         , (ii) with respect to Period Two,         , and (iii) with respect to Period Three,         .

“Performance Period” means any of Period One, Period Two or Period Three.

“Performance Targets” means the Operating Margin Performance Target and the Operating Income Performance Target, and a “Performance Target” means the Operating Income Performance Target or Operating Margin Performance Target, whichever is applicable.

“Period One” means the period commencing on         and ending on         .

“Period Two” means the period commencing on         , and ending on         .

“Period Three” means the period commencing on         , and ending on         .

“Target PSUs” has the meaning set forth in paragraph 2 of this Vesting Schedule.

“Termination of Employment” means the termination of the Grantee’s Continuous Status as an Employee or Consultant (as defined in the Plan).

2.	Number of Shares Earned.

(a)	Committee Certification. The number of Performance Stock Units designated for a Performance Period on the first page of this Agreement (the “Target PSUs”) represents a target number of Shares eligible for vesting if the Performance Target is met for that Performance Period. As of the last day of each Performance Period, the Committee will determine the number of Shares, if any, eligible for vesting with respect to such Performance Period, and will certify the results in writing.

(b)

Performance Formula. Fifty-percent (50%) of the Target PSUs for each Performance Period shall be eligible to vest based on achievement of Operating Income Performance Targets and the other fifty percent (50%) shall be eligible to vest based on achievement of Operating Margin Performance Targets. The number of PSUs eligible for vesting for any Performance Period will equal the product of (a) the percentage determined under this paragraph 2 (the “Applicable Percentage”) multiplied by (b) the number of Target PSUs awarded to the Grantee for the Performance Period. To determine the Applicable Percentage for OI PSUs, the Committee will compare (1) the Company’s certified Operating Income for the Performance Period to the Operating Income Performance Target for the Performance Period. To determine the Applicable Percentage for OM PSUs, the Committee will compare the Company’s certified Operating Margin for the

Performance Period to the Operating Margin Performance Target for the Performance Period. The table below specifies the Applicable Percentage for each Performance Period if the certified Operating Income and certified Operating Margin equals the percentage of the Performance Target stated in the chart at the applicable Threshold, Target or Maximum payout levels.

Payout Levels for the Performance Period
Payout Level	Percentage of the Performance Target Achieved	Applicable Percentage of Target PSUs Vested with respect to that Performance Target
No Payout	Less than 75%	0%
Threshold	75%	33.3%
Target	100%	100%
Intermediate	120%	150%
Maximum	140%	200	% (Maximum payout)

Accordingly, the table below specifies the Applicable Percentage for each Performance Period if the certified Operating Income or certified Operating Margin equals the percentage of the Performance Targets stated in the chart at the applicable Threshold, Target or Maximum payout levels.

Performance Period		Operating Income					Operating Margin
	Below Threshold	Threshold (75% of target)	Target (100% of target)	Intermediate (120% or more of target)	Maximum (140% or more of target)	Below Threshold	Threshold (75% of targeted OM increase)	Target (100% of targeted OM increase)	Intermediate (120% or more of target)	Maximum (140% or more of targeted OM increase)
Percentage of OI PSUs earned for the performance period	0%	33.33%	100%	150%	200%	N/A	N/A	NA	N/A	N/A
Percentage of OM PSUs earned for the performance period	N/A	N/A	N/A	N/A	N/A	0%	33.33%	100%	150%	200%
Percentage of Target PSUs earned for the performance period	0%	16.67%	50%	75%	100%	0%	16.67%	50%	75%	100%
Period One:	—	—	—	—	—	—	—	—	—	—
Period Two:	—	—	—	—	—	—	—	—	—	—
Period Three	—	—	—	—	—	—	—	—	—	—

If the certified Operating Income or Operating Margin achieved is between the Threshold and Target payout levels for the relevant Performance Target, then the Applicable Percentage will be prorated between the specified Applicable Percentage for the Threshold payout level and the specified Applicable Percentage for the Target payout level. If the certified Operating Income or Operating Margin achieved is between the Target and Maximum payout levels for the relevant Performance Target, then the Applicable Percentage will be prorated between the specified Applicable Percentage for the Target payout level and the specified Applicable Percentage for the Maximum payout level. If the certified Operating Income or Operating Margin achieved is below the applicable Threshold payout level, then the Applicable Percentage will be 0%. If the certified Operating Income and Operating Margin achieved are at or above the Maximum payout levels, then the Applicable Percentage will be capped at 200%.

(c)	Negative Discretion of the Committee. Anything contained in this Agreement to the contrary notwithstanding, but subject to the last sentence of this Section 2(c), in determining the Operating Income or Operating Margin for any Performance Period, the Committee may, in its reasonable discretion, reduce such Operating Income by an amount up to or equal to fifteen percent (15%) of the original amount of such Operating Income or Operating Margin computed pursuant to the definition of such term contained in this Vesting Schedule prior to giving effect to such reduction. The Operating Income or Operating Margin as so reduced shall be used for purposes of determining the achievement of the Performance Targets. Within 90 days following the completion of each Performance Period, the Committee shall certify in writing the Company’s Operating Income and Operating Margin for such Performance Period. Notwithstanding the foregoing provisions of this Section 2(c), in the event that the inclusion of this Section 2(c) of the Vesting Schedule should result, under applicable FASB Accounting Standards (including without limitation FASB Accounting Standards Codification Topic 718 Compensation – Stock Compensation (or any successor accounting standard)), in (i) the classification of the Performance Stock Units other than as permanent equity or (ii) any deferral of the grant date after the Date of Grant specified above for the Performance Stock Units, then this Section 2(c) of the Vesting Schedule shall be deemed, ab initio, to be null and void and of no force or effect whatsoever and to be deleted from this Agreement in its entirety with the effect, among other things, to avoid, ab initio, any such classification and/or deferral referred to in the foregoing clauses (i) and (ii).

3.	Additional Vesting Conditions; Acceleration of PSUs.

(a)	Vesting on the Final Vesting Date. Except as provided in paragraph 5 and subject to any other forfeiture of Shares under Section 12 of the Additional Terms and Conditions or in Section 19 of the Plan, the resulting portion of Performance Stock Units for Period One, Period Two and Period Three that have become eligible for vesting in accordance with paragraph 2 above shall except as otherwise provided in paragraphs 3(b) and (c) below, become vested on the Final Vesting Date provided that Grantee has not had a Termination of Employment before such date.

(b)

Death or Disability of Grantee Prior to a Change in Control. In the event of the death or Disability of the Grantee prior to the occurrence of a Change in Control, any portion of the Performance Stock Units that are eligible for vesting in accordance with paragraph 2 above for a completed Performance Period ending prior to the date of such death or

Disability shall be vested on the date of the Grantee’s death or Disability. With respect to the Performance Period that has begun, but has not yet been completed on the date of death or Disability, Performance Stock Units shall vest based on the percentage of the Performance Target subsequently certified for such Performance Period, and the number of Performance Stock Units eligible for payment for such Performance Period shall be reduced on a pro-rated basis taking into account the number of days during the Performance Period that the Grantee was employed at the Company during such Performance Period. Any remaining Performance Stock Units for such Performance Period will be forfeited and Performance Stock Units for a Performance Period that has not yet begun will be forfeited.

(c)	Termination of Employment without Cause Prior to a Change in Control. In the event of the Termination of Employment of the Grantee by the Company without Cause prior to the occurrence of a Change in Control, any portion of the Performance Stock Units that have become eligible for vesting in accordance with paragraph 2 above for a completed Performance Period ending prior to such termination shall be vested on the date of the Termination of Employment. With respect to the Performance Period that has begun, but has not yet been completed on the date of such Termination of Employment, the Performance Stock Units shall vest based on the percentage of the Performance Target subsequently certified for such Performance Period, and the number of Performance Stock Units eligible for payment for such Performance Period shall be reduced on a pro-rated basis taking into account the number of days during the Performance Period that the Grantee was employed at the Company during such Performance Period. Any remaining Performance Stock Units for such Performance Period will be forfeited and Performance Stock Units for a Performance Period that has not yet begun will be forfeited.

(d)	Other Termination of Employment Prior to a Change in Control. Upon any other Termination of Employment not described in paragraphs 3(b) and (c) above (including for illustration, resignation, retirement or termination for Cause) prior to the occurrence of a Change in Control and prior to the Final Vesting Date, all Performance Stock Units will be forfeited.

4.	Delivery of Shares/Payment. Except as set forth in paragraph 5 below, when all or any portion of the Performance Stock Units have become vested in accordance with paragraph 3 of this Vesting Schedule, the Company shall deliver to the Grantee (or his or her beneficiary in the event of death) on the Early Payment Date or the Final Payment Date, as applicable, a certificate representing the appropriate number of Shares (which will be unrestricted) or, if determined by the Company, other evidence of the Shares’ registration in book-entry form. In lieu of any fractional Share, the Company shall pay the Grantee an amount in cash equal to such fraction multiplied by the Fair Market Value of a Share determined as of the date of vesting.

5.	Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control, Performance Stock Units shall vest and be payable as follows:

(e)	Completed Performance Periods. The portion of the Performance Stock Units that were determined to be eligible for vesting in accordance with paragraph 2 above for a completed Performance Period ending prior to the Change in Control shall be vested on the Change in Control Vesting Date, except as otherwise provided below.

(f)	Incomplete Performance Periods. The Performance Stock Units for any Performance Periods that have not yet been completed as of the date of the Change in Control (including Performance Periods that have not yet begun) shall be treated as if 100% of the respective Performance Targets has been achieved and shall be vested on the Change in Control Vesting Date, except as otherwise provided below.

(g)	Termination of Employment. Following a Change in Control, all Performance Stock Units will be forfeited upon a Termination of Employment for any reason, other than death, Disability, Termination of Employment by the Company (or its successor) without Cause or Termination of Employment by Grantee for Good Reason (for example, Performance Stock Units are forfeitable upon resignation, retirement or Termination of Employment for Cause following a Change in Control).

(h)	Time for Delivery/Payment on or after a Change in Control. On the Change in Control Vesting Date, unless otherwise determined by the Committee pursuant to the Plan, the Grantee shall receive the Change in Control Consideration with respect to each outstanding Performance Stock Unit which is payable as set forth in this paragraph 5, plus interest on any cash portion of the Change in Control Consideration from the date of the Change of Control until the Change of Control Vesting Date, with such interest calculated at a rate equal to the interest rate payable on the one-year Treasury Note issued or sold most recently prior to the Change in Control.

Illustrative Example:

Executive has been awarded 100 PSUs for Period One, 100 PSUs for Period Two and 100 PSUs for Period Three. If for Period One the Operating Income is $         (75% of the Operating Income Performance Target) and Operating Margin is      (less than Threshold), for Period Two the Operating Income is $         (    % of the Operating Income Performance Target) and the Operating Margin is      (    % of the Operating Margin Performance Target) and for Period Three, Operating Income is $         (    % of the Operating Income Performance Target) and Operating Margin is      (    % of the Operating Margin Performance Target), then provided that the Additional Vesting Condition is met,      Shares shall be delivered to the Executive between March 5 and March 15, 201    , plus a cash payment equal to      shares multiplied by the Fair Market Value of a Share on March 5, 201    . The     shares were determined by adding (1)      Shares for Period One, (2)      Shares for Period Two (    Shares for meeting the Operating Income Performance Target and     Shares for meeting the Operating Margin Performance Target) and (3) )      for Period Three (    shares for achieving     % of the Operating Income Performance Target and      shares for achieving     % of the Operating Margin Performance Target), rounding down by      fractional shares.